Exhibit 99.4

CONSENT OF AMERICA’S GROWTH CAPITAL, LLC

January 17, 2012

Vertro, Inc.

143 Varick Street

New York, New York 10013

Re:	Joint Proxy Statement/Prospectus of Vertro, Inc. (“Vertro”) and Inuvo, Inc (“Inuvo”), which forms part of the Registration Statement on Form S-4 of Inuvo, initially filed on November 11, 2011 (the “Registration Statement”)

Reference is made to our opinion letter, dated October 16, 2011, with respect to the fairness from a financial point of view to stockholders of Vertro of the Exchange Ratio (as defined in the above referenced opinion letter) pursuant to the Agreement and Plan of Merger, dated as of October 16, 2011, by and among Vertro, Inuvo and Anhinga Merger Subsidiary, a wholly owned subsidiary of Inuvo.

We understand that Vertro has determined to include our opinion in the above-referenced Registration Statement. In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Purposes and Reasons for the Merger —Vertro,” “Summary — Recommendation of the Vertro Board of Directors ,” “Summary — Opinion of America’s Growth Capital, LLC ,” “The Merger —Vertro’s Purposes and Reasons for the Merger,” “The Merger — Recommendations of the Vertro Board of Director,” The Merger — Certain Unaudited Prospective Financial Information,” The Merger — Background of the Merger,” “The Merger — Opinion of America’s Growth Capital, LLC, Financial Advisor to the Vertro Board of Directors,” and “The Merger — Fee Arrangements with America’s Growth Capital” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ America’s Growth Capital, LLC

AMERICA’S GROWTH CAPITAL, LLC